UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G/A

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d)

and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Acacia Communications, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

00401C108

(CUSIP Number)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00401C108	13G/A	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00401C108	13G/A	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Venture Capital Fund III-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00401C108	13G/A	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Venture Capital Fund III-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00401C108	13G/A	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners VC III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00401C108	13G/A	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Master Company, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00401C108	13G/A	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00401C108	13G/A	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00401C108	13G/A	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I (UK), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman exempted limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00401C108	13G/A	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Peter Y. Chung
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 00401C108	13G/A	Page 11 of 15 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Martin J. Mannion
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,300,127 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,300,127 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,127 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 00401C108	13G/A	Page 12 of 15 Pages

Item 1(a) Name of Issuer:

Acacia Communications, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Three Mill and Main Place, Suite 400, Maynard, MA 01754.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being filed by Summit Partners, L.P., Summit Partners VC III, LLC, Summit Partners Venture Capital Fund III-A, L.P., Summit Partners Venture Capital Fund III-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P. (individually, an “Entity” and collectively, the “Entities”), Peter Y. Chung and Martin J. Mannion.

Summit Partners, L.P. is the managing member of Summit Partners VC III, LLC, which is the general partner of each of Summit Partners Venture Capital Fund III-A, L.P. and Summit Partners Venture Capital Fund III-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its investment committee responsible for voting and investment decisions with respect to Acacia Communications, Inc. Summit Partners, L.P., through a two-person investment committee responsible for voting and investment decisions with respect to Acacia Communications, Inc., currently composed of Peter Y. Chung and Martin J. Mannion, has voting and dispositive power over the shares held by each of the Entities.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Summit Partners, L.P., Summit Partners VC III, LLC, Summit Partners Venture Capital Fund III-A, L.P., Summit Partners Venture Capital Fund III-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Peter Y. Chung and Martin J. Mannion is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c) Citizenship:

Each of Summit Partners, L.P., Summit Partners Venture Capital Fund III-A, L.P. and Summit Partners Venture Capital Fund III-B, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners VC III, LLC, Summit Master Company, LLC, Summit Investors Management, LLC and Summit Investors I, LLC is a limited liability company organized under the laws of the State of Delaware. Summit Investors I (UK), L.P. is a Cayman exempted limited partnership. Each of Peter Y. Chung and Martin J. Mannion is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

00401C108

CUSIP No. 00401C108	13G/A	Page 13 of 15 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned:

As of December 31, 2017, Summit Partners Venture Capital Fund III-A, L.P. was the record owner of 987,039 shares of Common Stock. As of December 31, 2017, Summit Partners Venture Capital Fund III-B, L.P. was the record owner of 299,157 shares of Common Stock. As of December 31, 2017, Summit Investors I, LLC was the record owner of 12,860 shares of Common Stock. As of December 31, 2017, Summit Investors I (UK), L.P. was the record owner of 1,071 shares of Common Stock.

By virtue of the affiliate relationships among the Entities and by virtue of Messrs. Chung’s and Mannion’s membership on the two-person Investment Committee of Summit Partners, L.P., responsible for voting and investment decisions with respect to Acacia Communications, Inc., each of Summit Partners, L.P., Summit Partners Venture Capital Fund III-A, L.P., Summit Partners Venture Capital Fund III-B, L.P., Summit Partners VC III, LLC, Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Peter Y. Chung and Martin J. Mannion may be deemed to own beneficially all of the 1,300,127 shares of Common Stock as of December 31, 2017.

Each of the reporting persons expressly disclaims beneficial ownership of any shares of Acacia Communications, Inc., except for the shares held of record as provided above and except to the extent of its pecuniary interest therein.

(b)	Percent of class:

Summit Partners, L.P.: 3.3%

Summit Partners VC III, LLC: 3.3%

Summit Partners Venture Capital Fund III-A, L.P.: 3.3%

Summit Partners Venture Capital Fund III-B, L.P.: 3.3%

Summit Master Company, LLC: 3.3%

Summit Investors Management, LLC: 3.3%

Summit Investors I, LLC: 3.3%

Summit Investors I (UK), L.P.: 3.3%

Peter Y. Chung: 3.3%

Martin J. Mannion: 3.3%

CUSIP No. 00401C108	13G/A	Page 14 of 15 Pages

The foregoing percentages are calculated using the 39,377,330 shares of Common Stock outstanding as disclosed in Acacia Communications, Inc.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2017.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0 shares for each reporting person

(ii)	shared power to vote or to direct the vote:

Summit Partners, L.P.: 1,300,127

Summit Partners VC III, LLC: 1,300,127

Summit Partners Venture Capital Fund III-A, L.P.: 1,300,127

Summit Partners Venture Capital Fund III-B, L.P.: 1,300,127

Summit Master Company, LLC: 1,300,127

Summit Investors Management, LLC: 1,300,127

Summit Investors I, LLC: 1,300,127

Summit Investors I (UK), L.P.: 1,300,127

Peter Y. Chung: 1,300,127

Martin J. Mannion: 1,300,127

(iii)	sole power to dispose or to direct the disposition of:

0 shares for each reporting person

(iv)	shared power to dispose or to direct the disposition of:

Summit Partners, L.P.: 1,300,127

Summit Partners VC III, LLC: 1,300,127

Summit Partners Venture Capital Fund III-A, L.P.: 1,300,127

Summit Partners Venture Capital Fund III-B, L.P.: 1,300,127

Summit Master Company, LLC: 1,300,127

Summit Investors Management, LLC: 1,300,127

Summit Investors I, LLC: 1,300,127

Summit Investors I (UK), L.P.: 1,300,127

Peter Y. Chung: 1,300,127

Martin J. Mannion: 1,300,127

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following:  ☒.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

CUSIP No. 00401C108	13G/A	Page 15 of 15 Pages

Item 8	Identification and Classification of Members of the Group:

Not Applicable. The reporting persons expressly disclaim membership in a “group” as used in Section 13d-1(b)(1)(ii)(K).

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 12, 2018.

SUMMIT PARTNERS, L.P.		SUMMIT PARTNERS VC III, LLC
By: Summit Master Company, LLC, its general partner		By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT PARTNERS VENTURE CAPITAL FUND III-A, L.P.		SUMMIT PARTNERS VENTURE CAPITAL FUND III-B, L.P.
By: Summit Partners VC III, LLC, its general partner		By: Summit Partners VC III, LLC, its general partner
By: Summit Partners, L.P., its managing member		By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner		By: Summit Master Company, LLC, its general partner

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT MASTER COMPANY, LLC		SUMMIT INVESTORS MANAGEMENT, LLC
By: Summit Master Company, LLC, its managing member

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT INVESTORS I, LLC		SUMMIT INVESTORS I (UK), L.P.
By: Summit Investors Management, LLC, its manager		By: Summit Investors Management, LLC, its general partner
By: Summit Master Company, LLC, its managing member		By: Summit Master Company, LLC, its managing member

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

By:	*	By:	*
	Peter Y. Chung		Martin J. Mannion

* By:	/s/ Robin W. Devereux
Robin W. Devereux
Power of Attorney**

**	Pursuant to the Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are filed as Exhibit 2 to the report on Schedule 13G filed by the reporting persons on February 8, 2017 for the year ended December 31, 2016.

EXHIBIT INDEX

Exhibit No.

1	Joint Filing Agreement, dated as of February 12, 2018.

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Acacia Communications, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 12th day of February 2018.

SUMMIT PARTNERS, L.P.		SUMMIT PARTNERS VC III, LLC
By: Summit Master Company, LLC, its general partner		By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT PARTNERS VENTURE CAPITAL FUND III-A, L.P.		SUMMIT PARTNERS VENTURE CAPITAL FUND III-B, L.P.
By: Summit Partners VC III, LLC, its general partner		By: Summit Partners VC III, LLC, its general partner
By: Summit Partners, L.P., its managing member		By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner		By: Summit Master Company, LLC, its general partner

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT MASTER COMPANY, LLC		SUMMIT INVESTORS MANAGEMENT, LLC
By: Summit Master Company, LLC, its managing member

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

SUMMIT INVESTORS I, LLC		SUMMIT INVESTORS I (UK), L.P.
By: Summit Investors Management, LLC, its manager		By: Summit Investors Management, LLC, its general partner
By: Summit Master Company, LLC, its managing member		By: Summit Master Company, LLC, its managing member

By:	/s/ Robin W. Devereux	By:	/s/ Robin W. Devereux
	Member		Member

By:	*	By:	*
	Peter Y. Chung		Martin J. Mannion

* By:	/s/ Robin W. Devereux
Robin W. Devereux
Power of Attorney**

**	Pursuant to the Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are filed as Exhibit 2 to the report on Schedule 13G filed by the reporting persons on February 8, 2017 for the year ended December 31, 2016.